Exhibit 99.1

SUZANO AUSTRIA GMBH

Offers to Exchange Securities
which have been
Registered under the Securities Act of 1933, as amended,
and which are
Guaranteed by
Suzano S.A.

for any and all of its Corresponding Outstanding Securities

CUSIP of Old Notes	ISIN of Old Notes	Old Notes	CUSIP of New Notes	ISIN of New Notes	New Notes
86964WAC6 (Rule 144A) A8372TAF5 (Reg. S)	US86964WAC64 (Rule 144A) USA8372TAF50 (Reg S)	U.S.$1,750,000,000 6.000% Notes due 2029	86964WAF9	US86964WAF95	Up to U.S.$1,750,000,000 6.000% Notes Due 2029
86964WAG7 (Rule 144A) A8372TAK4 (Reg. S)	US86964WAG78 (Rule 144A) USA8372TAK46 (Reg S)	U.S.$1,000,000,000 5.000% Notes due 2030	86964WAH5	US86964WAH51	Up to U.S.$1,000,000,000 5.000% Notes Due 2030

Pursuant to the Prospectus dated          , 2019

To:                            Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated         , 2019 (the “Prospectus”), Suzano Austria GmbH (the “Issuer”), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Austria, and Suzano S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil, are making offers to exchange (the “Exchange Offers”) registered 6.000% Global Notes due 2029 and registered 5.000% Global Notes due 2030 (together, the “New Securities”) for any and all outstanding 6.000% Global Notes due 2029 and 5.000% Global Notes due 2030 (together, the “Old Securities”) of the Issuer.  The Exchange Offers are being made in order to satisfy certain of the Issuer’s obligations under the Registration Rights Agreements referred to in the Prospectus.

We are requesting that you contact your clients for whom you hold any Old Securities regarding the Exchange Offers.  For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold any Old Securities registered in their own names, we are enclosing the following documents:

1.                                      Prospectus dated          , 2019.

2.                                      A form letter that may be sent to your clients for whose account you hold any Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested.  The Exchange Offers will expire at 5:00 p.m., New York City time, on          , 2019 (the “Expiration Date”), unless extended by the Issuer.  Any Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Tenders of any Old Securities for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Securities to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offers as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from Deutsche Bank Trust Company Americas, as Exchange Agent, 60 Wall Street - 24th floor, Mailstop NYC60-2407, New York 10005.